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                     September 28, 2023

       Jonathan Maxwell
       Co-Chief Executive Officer
       SDCL EDGE Acquisition Corp
       60 East 42nd Street, Suite 1100
       New York, NY 10165

                                                        Re: SDCL EDGE
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 5,
2023
                                                            File No. 001-40980

       Dear Jonathan Maxwell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lorenzo Corte, Esq.